Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 333-82124-01 and 333-82124-04) of Mediacom LLC and Mediacom Capital Corporation of our report dated March 16, 2005 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers

New York, New York
March 30, 2005